Exhibit 1.02

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Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

FOR IMMEDIATE RELEASE

Leading Manufacturer of Nutritional Supplements Accelerates Growth and Improves Internal
Controls with CDC Software’s Ross Enterprise

Ross Enterprise Helps Wellington Foods Add Customers and Earn Organic Certification

HONG KONG, ATLANTA – Oct. 03, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Wellington Foods has improved internal controls and accuracy, added three major national accounts, and earned its organic certification with the help of CDC Software’s Ross Enterprise suite of enterprise resource planning (ERP) applications.

Wellington Foods, a custom contract formulator, manufacturer and packager of nutritional supplements in both liquid and powdered forms, chose Ross ERP for its integrated manufacturing and accounting applications, as well as its industry-specific functionality that addresses the requirements of food and beverage processors.

Using Ross ERP, Wellington Foods now reports more accurate inventory control and more efficient bi-directional traceability, which is a key enabler of its ability to offer brand assurance to its customers. Wellington also reports improved business processes since the implementation of industry best practices. As a result, it has added three major national accounts and a number of strong regional customers as well.

After going live with Ross ERP, Wellington also earned its organic certification through Quality Assurance International (QAI). Ross ERP’s capabilities for digitally identifying organic and non-organic products, as well as the system’s lot traceability functionality, allowed Wellington to prove that it can consistently and accurately trace and segregate products.

“Ross ERP has made a significant difference in our business operations,” said Tony Harnack, II, president, Wellington Foods. “The system allowed us to take a connected but disparate group of activities and build structure around them. Also, one individual can now trace every lot we produce forward and backward within just three or four minutes. When you’re competing for the business of large, national customers, you can’t put a price on that capability and the assurance that we can convey to our customers.”

“Ross Enterprise’s solutions are specifically designed to address the needs of food and beverage manufacturers such as Wellington Foods,” said Beth Berndt, director Product Management, Industry Solutions, CDC Software. “With unparalleled expertise in food processing, we are able to meet Wellington Food’s specific needs, such as earning its organic certification and improving traceability, to grow their business and become a market leader.”

About Wellington Foods
Established in 1974, privately held Wellington Foods Inc. is a custom contract formulator, manufacturer and packager of nutritional supplements in both liquid and powdered forms. Wellington’s customers are branded distributors in the nutritional supplement industry, many of whom lack their own manufacturing capabilities and benefit from the expertise of a quality contract manufacturer. Value-added services provided by the Long Beach, Calif.–based company can include everything from R&D (research and development) to help customers turn formulas or raw concepts into products—all the way to securing raw materials; blending; packing; labeling; casing; and, in some cases, shipping the product directly to retailers’ distribution centers. Wellington-manufactured products end up on the shelves of some of the nation’s largest retailers, including Wal-Mart, Costco, Target, Kroger, Whole Foods and GNC.

About Ross Enterprise for Food and Beverage
Ross Enterprise is CDC Software’s comprehensive suite of applications for food and beverage manufacturers. The suite of applications includes enterprise resource management (ERP), supply chain management (SCM), warehouse management, customer relationship management, real time performance management and business analytics. Together, these systems address the unique challenges in food and beverage including the need for detailed product costing and profitability analysis, management of pricing and promotions, optimized forecasting and scheduling, improved order fulfillment and customer service, inventory optimization with minimal spoilage, and compliance with food safety regulations and mock recalls. Ross Enterprise is used worldwide by more than 1,200 companies including Boar’s Head, Kerry Ingredients, Cheesecake Factory, Pez Candies, Nellson Nutraceuticals, Hilmar Cheese, Michael Angelo’s and Litehouse Foods. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross Enterprise to address the needs of food and beverage customers. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the food and beverage industry; the continued ability of Ross’ solutions to address industry-specific requirements of companies in the food and beverage industry; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow food and beverage companies to compete more effectively and changes in the type of information required to compete in the food and beverage industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.